Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2009

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2009.

Earnings Summary
(in thousands except per share data)	3Q 2009	2Q 2009	3Q 2008	9 Months 2009	9 Months 2008
Net income/(loss)	$5,584	$5,937	$(577)	$18,101	$16,588
Earnings/(loss) per share	$0.37	$0.39	$(0.04)	$1.20	$1.11
Earnings/(loss) per share—diluted	$0.37	$0.39	$(0.04)	$1.19	$1.09

Return on average assets	0.72%	0.78%	(0.08)%	0.80%	0.76%
Return on average equity	6.94%	7.54%	(0.74)%	7.65%	7.16%
Efficiency ratio	61.67%	64.25%	58.63%	64.59%	57.43%
Tangible common equity	8.51%	8.38%	8.39%	8.51%	8.39%

Dividends declared per share	$0.30	$0.30	$0.29	$0.90	$0.87
Book value per share	$21.04	$20.80	$20.26	$21.04	$20.26

Weighted average shares	15,145	15,127	15,011	15,116	15,000
Weighted average shares—diluted	15,198	15,219	15,263	15,207	15,153

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the quarter ended September 30, 2009 of $5.6 million or $0.37 per basic share compared to $5.9 million or $0.39 per basic share earned during the quarter ended June 30, 2009 and a loss of ($0.6 million) or ($0.04) per basic share incurred during the third quarter of 2008.  The loss recorded in the third quarter 2008 was a result of the $13.5 million other than temporary impairment (OTTI) charge to earnings incurred due to the U.S. Treasury placing Freddie Mac and Fannie Mae into conservatorship.  Year-to-date September 30, 2009 earnings per basic share were $1.20 compared to $1.11 for the same period in 2008.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On September 30, 2009, our Tangible Common Equity/Tangible Assets Ratio remained significantly higher than our peer institutions at 8.51%, our Tier 1 Leverage Ratio of 10.25% was 525 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 12.92% was 692 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.17% was 417 basis points higher than the 10.00% regulatory requirement for this designation.

Third Quarter 2009 Highlights

❖
CTBI's basic earnings per share decreased $0.02 per share from prior quarter and increased $0.41 per share from prior year third quarter.  Year over year basic earnings per share increased $0.09 per share.  2009 YTD earnings were impacted by increased provision for loan losses, increased FDIC insurance premiums and special FDIC assessment, and increased noninterest income compared to 2008 YTD which was impacted by the $13.5 million impairment charge referenced above.

❖
The significant increase in loan loss provision supports loan growth of $22.4 million for the quarter and $86.7 million from prior year third quarter, as well as increased charge offs as problem commercial real estate loans with specific reserves are working through a slow legal process.

❖
Net loan charge-offs for the quarter ended September 30, 2009 were 0.87% of average loans compared to 0.63% for the quarter ended June 30, 2009 and 0.36% for the third quarter 2008.  Year-to-date net charge-offs increased $5.1 million from prior year.

❖
Noninterest income was impacted by increased gains on sales of loans and loan related fees year over year; however, both declined in the third quarter 2009 as refinancing of mortgage loans has slowed and the fair value of mortgage servicing rights decreased.

❖
Noninterest expense increased year over year as a result of increases in legal fees, net OREO expense, and repossession expense as CTBI works through its problem real estate loans resulting from the decline in the housing market.  CTBI also experienced increased personnel expense and increased FDIC insurance premiums including the special FDIC assessment.  The decline in FDIC premiums quarter over quarter was due to the special FDIC assessment booked in the second quarter 2009.

❖
Expenses associated with group medical and life insurance increased $0.7 million during the third quarter 2009, but were offset by a $0.6 million reversal of a performance-based employee incentive accrual.

❖
Our net interest margin increased 18 basis points during the third quarter 2009, although it remains below prior year as pressure continues due to the current interest rate environment and economic conditions.  Our net interest margin compared to prior year-to-date and same quarter ended September 2008 decreased 27 basis points and 16 basis points, respectively.

❖
Our loan portfolio grew $22.4 million, an annualized rate of 3.7%, during the quarter with growth in the residential and consumer loan categories offset by declines in commercial loan categories.  Year over year loan growth was $86.7 million or 3.7%.

❖
Nonperforming loans decreased $14.4 million during the third quarter 2009 to $45.2 million compared to $59.6 million at prior quarter end and $49.3 million at September 30, 2008.  The decrease in nonperforming loans was in both the 90 day and accruing and the nonaccrual classifications.  Nonperforming assets, however, increased $1.8 million from prior quarter-end, June 30, 2009, and $23.0 million from prior year quarter-end, September 30, 2008, as a result of increased other real estate owned.

❖	Our investment portfolio declined $22.2 million for the quarter and $16.5 million year over year.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.51%.

Net Interest Income

CTBI saw improvement in its net interest margin of 18 basis points from prior quarter, although it remains below prior year with a decrease of 16 basis points compared to the quarter ended September 30, 2008.  Net interest income for the quarter increased 6.4% from prior quarter and 2.1% from prior year third quarter with average earning assets increasing 0.2% and 6.1%, respectively, for the same periods.  CTBI’s balance sheet is asset sensitive in the short time period but liability sensitive at the one year time period.  Deposit repricing is occurring more slowly than loan repricing placing pressure on the margin; however, current margin improvement from repricing is evidenced as the yield on average earnings assets increased 5 basis points from prior quarter in comparison to the 18 basis point decrease in the cost of interest bearing funds during the same period.  Net interest income increased $1.6 million from prior quarter.  YTD 2009 net interest income was $76.9 million compared to $78.5 million for the same period in 2008.  Average earnings assets for the quarter ending September 30, 2009 increased $6.0 million from prior quarter and 2009 YTD average earning assets increased $140.0 million from the nine months ended September 30, 2008.

Noninterest Income

Noninterest income for the third quarter 2009 decreased 15.8% over prior quarter and 2.8% over prior year third quarter after normalizing for the $13.5 million temporary impairment charge in the third quarter 2008.  The decrease from prior quarter included a $1.0 million decrease in gains on sales of mortgage loans and a $1.0 million decrease in loan related fees driven primarily by a $0.9 million change in the fair value of our mortgage servicing rights.  Year over year noninterest income increased 10.8% from the nine months ended September 30, 2008 after normalizing for the OTTI charge with a $2.2 million increase in gains on sales of loans and a $0.7 million increase in loan related fees related to the fair value adjustment of mortgage servicing rights.

Noninterest Expense

  Noninterest expense for the quarter decreased 4.2% from prior quarter and increased 6.0% from prior year third quarter.  FDIC premium costs of $1.1 million during the third quarter were a $1.2 million decrease quarter over quarter and a $1.0 million increase from the same quarter last year.  The decrease quarter over quarter was driven by a one time assessment imposed by the Federal Deposit Insurance Corporation which was paid during September 2009 but assessed and booked as of June 30, 2009.  CTBI continues to experience higher legal fees, repossession expenses, and other real estate owned expenses as it continues to work through problem loans associated with the decline in the real estate market primarily in Central Kentucky.  Personnel costs decreased by $0.4 million quarter over quarter as CTBI’s expenses associated with group medical and life insurance were offset by the reversal of a performance-based employee incentive accrual.

Balance Sheet Review

CTBI’s total assets at $3.0 billion remained stable from prior quarter and increased 4.3% from prior year.  Loans outstanding at September 30, 2009 were $2.4 billion reflecting an annualized 3.7% growth during the quarter and a 3.7% growth from September 30, 2008.  The growth occurred in the residential and consumer loan portfolios with residential loans increasing by $23.4 million and consumer loans increasing by $18.5 million.  The commercial loan portfolio declined by $19.4 million during the quarter.  CTBI's investment portfolio decreased an annualized 27.7% from prior quarter and 5.3% from prior year.  Federal funds sold and deposits in other banks decreased $10.3 million quarter over quarter and increased $33.8 million year over year.  Deposits, including repurchase agreements, at $2.6 billion increased an annualized 5.9% from prior quarter and 6.3% from prior year.  Other interest bearing liabilities declined resulting from the payoff of a $40 million FHLB advance.

Shareholders’ equity at September 30, 2009 was $318.6 million compared to $314.8 million at June 30, 2009 and $305.0 million at September 30, 2008.  CTBI's annualized dividend yield to shareholders as of September 30, 2009 was 4.59%.

Asset Quality

CTBI's total nonperforming loans were $45.2 million at September 30, 2009 compared to $59.6 million at June 30, 2009 and $49.3 million at September 30, 2008.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Foreclosed properties increased during the third quarter 2009 to $36.6 million from the $20.1 million at June 30, 2009 and the $9.4 million at September 30, 2008, as problem real estate loans are slowly moving through the legal system, which remains strained due to current economic conditions, and CTBI continues working through a prolonged foreclosure process.  Sales of foreclosed properties for the nine months ended September 30, 2009 totaled $3.9 million while new foreclosed properties totaled $29.1 million.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter of $5.2 million, or 0.87% of average loans annualized, was an increase from prior quarter's 0.63% and prior year third quarter’s 0.36%.  Of the total net charge offs of $5.2 million, $3.5 million was charged off in commercial loans with specific reserve allocations for these loans of $3.0 million or 81% of total commercial loan charge offs.  Residential real estate and other consumer loans are not generally provided a specific allocation during the credit review process.   Allocations to loan loss reserves were $5.8 million for the quarter ended September 30, 2009 compared to $4.5 million for the quarter ended June 30, 2009 and $2.9 million for the quarter ended September 30, 2008.  Our loan loss reserves as a percentage of total loans outstanding at September 30, 2009 increased to 1.33% from the 1.32% at June 30, 2009 and the 1.29% at September 30, 2008.  The adequacy of our loan loss reserves is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential losses.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.0 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2009
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Interest income	$38,756	$37,925	$41,704	$114,357	$128,054
Interest expense	11,711	12,516	15,205	37,429	49,565
Net interest income	27,045	25,409	26,499	76,928	78,489
Loan loss provision	5,772	4,522	2,875	12,275	7,892

Gains on sales of loans	341	1,309	292	3,581	1,332
Deposit service charges	5,721	5,517	5,739	16,187	16,341
Trust revenue	1,345	1,249	1,260	3,756	3,749
Loan related fees	525	1,494	686	2,767	2,064
Securities gains	(1)	(4)	(13,461)	514	(13,511)
Other noninterest income	1,295	1,390	1,515	4,129	4,480
Total noninterest income	9,226	10,955	(3,969)	30,934	14,455

Personnel expense	10,296	10,650	10,287	32,214	31,598
Occupancy and equipment	2,948	2,983	2,803	8,854	8,304
FDIC insurance premiums	1,086	2,250	98	4,832	230
Amortization of core deposit intangible	159	158	159	476	476
Other noninterest expense	8,090	7,537	7,953	23,578	21,136
Total noninterest expense	22,579	23,578	21,300	69,954	61,744

Net income before taxes	7,920	8,264	(1,645)	25,633	23,308
Income taxes	2,336	2,327	(1,068)	7,532	6,720
Net income	$5,584	$5,937	$(577)	$18,101	$16,588

Memo: TEQ interest income	$39,097	$38,257	$42,046	$115,321	$129,108

Average shares outstanding	15,145	15,127	15,011	15,116	15,000
Diluted average shares outstanding	15,198	15,219	15,263	15,207	15,153
Basic earnings per share	$0.37	$0.39	$(0.04)	$1.20	$1.11
Diluted earnings per share	$0.37	$0.39	$(0.04)	$1.19	$1.09
Dividends per share	$0.30	$0.30	$0.29	$0.90	$0.87

Average balances:
Loans, net of unearned income	$2,396,918	$2,353,145	$2,291,722	$2,367,577	$2,265,265
Earning assets	2,853,193	2,847,219	2,688,752	2,828,477	2,688,498
Total assets	3,069,950	3,058,241	2,909,419	3,040,342	2,908,448
Deposits	2,426,908	2,407,260	2,291,996	2,399,331	2,294,120
Interest bearing liabilities	2,245,748	2,235,108	2,112,403	2,223,960	2,130,630
Shareholders' equity	319,387	315,991	311,665	316,370	309,307

Performance ratios:
Return on average assets	0.72%	0.78%	(0.08%)	0.80%	0.76%
Return on average equity	6.94%	7.54%	(0.74%)	7.65%	7.16%
Yield on average earning assets (tax equivalent)	5.44%	5.39%	6.22%	5.45%	6.41%
Cost of interest bearing funds (tax equivalent)	2.07%	2.25%	2.86%	2.25%	3.11%
Net interest margin (tax equivalent)	3.81%	3.63%	3.97%	3.68%	3.95%
Efficiency ratio (tax equivalent)	61.67%	64.25%	58.63%	64.59%	57.43%

Loan charge-offs	$5,987	$4,511	$2,658	$13,557	$7,886
Recoveries	(750)	(812)	(593)	(2,418)	(1,846)
Net charge-offs	$5,237	$3,699	$2,065	$11,139	$6,040

Market Price:
High	$28.49	$31.29	$46.32	$37.17	$46.32
Low	25.15	25.62	15.99	22.55	15.99
Close	26.17	26.75	34.40	26.17	34.40

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2009
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2009	June 30, 2009	September 30, 2008
Assets:
Loans, net of unearned	$2,402,697	$2,380,255	$2,316,020
Loan loss reserve	(31,957)	(31,422)	(29,908)
Net loans	2,370,740	2,348,833	2,286,112
Loans held for sale	754	600	2,175
Securities AFS	278,961	298,006	284,913
Securities HTM	16,687	19,875	27,219
Other equity investments	29,051	29,048	29,036
Other earning assets	62,590	72,841	28,790
Cash and due from banks	78,510	84,289	77,996
Premises and equipment	50,172	51,096	51,890
Goodwill and core deposit intangible	65,865	66,024	66,500
Other assets	82,046	65,355	54,297
Total Assets	$3,035,376	$3,035,967	$2,908,928

Liabilities and Equity:
NOW accounts	$19,329	$19,364	$17,780
Savings deposits	628,954	644,568	625,377
CD's >=$100,000	493,911	477,467	436,234
Other time deposits	799,664	789,390	757,698
Total interest bearing deposits	1,941,858	1,930,789	1,837,089
Noninterest bearing deposits	462,096	463,164	452,678
Total deposits	2,403,954	2,393,953	2,289,767
Repurchase agreements	180,348	152,290	142,238
Other interest bearing liabilities	93,880	141,749	142,285
Noninterest bearing liabilities	38,554	33,201	29,650
Total liabilities	2,716,736	2,721,193	2,603,940
Shareholders' equity	318,640	314,774	304,988
Total Liabilities and Equity	$3,035,376	$3,035,967	$2,908,928

Ending shares outstanding	15,146	15,134	15,055
Memo: Market value of HTM securities	$16,865	$20,409	$27,065

30 - 89 days past due loans	$19,635	$20,408	$18,419
90 days past due loans	15,685	20,064	18,145
Nonaccrual loans	29,476	39,511	31,162
Restructured loans	-	-	-
Foreclosed properties	36,607	20,369	9,409
Other repossessed assets	176	185	259

Tier 1 leverage ratio	10.25%	10.23%	10.45%
Tier 1 risk based ratio	12.92%	12.92%	13.11%
Total risk based ratio	14.17%	14.17%	14.36%
Tangible equity to tangible assets ratio	8.51%	8.38%	8.39%
FTE employees	987	1,007	991

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2009
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2009 and 2008 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Net income	$5,584	$(577)	$18,101	$16,588

Basic earnings per share	$0.37	$(0.04)	$1.20	$1.11

Diluted earnings per share	$0.37	$(0.04)	$1.19	$1.09

Average shares outstanding	15,145	15,011	15,116	15,000

Total assets (end of period)	$3,035,376	$2,908,928

Return on average equity	6.94%	(0.74%)	7.65%	7.16%

Return on average assets	0.72%	(0.08%)	0.80%	0.76%

Provision for loan losses	$5,772	$2,875	$12,275	$7,892

Gains on sales of loans	$341	$292	$3,581	$1,332